Exhibit 99.1


          Anadarko Announces Strong First-Quarter Earnings,
            Increases Capital Budget, Raises 2003 Guidance


    HOUSTON--(BUSINESS WIRE)--April 25, 2003--Anadarko Petroleum
Corporation (NYSE:APC)

    --  Earnings driven by higher energy prices

    --  Capital budget increased by 9 percent to $2.5 billion

    -- Exploration success logged in Gulf of Mexico, Canada and Algeria

    --  Production volumes set to grow throughout 2003

    Anadarko Petroleum Corporation (NYSE:APC) today announced net income available to common shareholders of $418 million, or $1.63 per share (diluted), on revenues of $1.26 billion for the first quarter of 2003. Results include an after-tax gain of $47 million, or 18 cents per share (diluted) related to the Jan. 1, 2003 adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." Net income available to common shareholders before the cumulative effect of the change in accounting principle was $371 million, or $1.45 per share (diluted). For the same period in 2002, the company earned $88 million, or 34 cents per share (diluted), on revenues of $790 million.
    The increase in earnings in the first quarter of 2003 is primarily due to sharply higher commodity prices, partly offset by lower sales volumes resulting from the divestiture of some low-margin North American producing properties in 2002 and other temporary factors affecting production from international fields.
    "We had a great start to what we expect to be a year of record earnings for the company," said Robert J. Allison, Jr., Anadarko Chairman, President and CEO. "Our first quarter performance was stronger than we had forecast, both operationally and financially.
    "We had some nice discoveries in the Gulf of Mexico, Canada and Algeria, and we still have a number of high-impact exploration wells drilling that will be completed early in the second quarter.
    "Strong energy prices in the first quarter allowed us to fund an aggressive exploration and development drilling program and still have excess cash flow, which enabled us to further strengthen our balance sheet," Allison said.
    During the first quarter of 2003, sales volumes totaled 45 million barrels of oil equivalent (BOE), or 498,000 BOE per day, down 10 percent from the first quarter of 2002 due to several factors, including:


    1) the divestiture in 2002 of approximately 7 million BOE of annual production in North America, primarily heavy oil in Canada;

    2) the scheduled shut-in of the Al Rayyan oil field in Qatar since February to install a new production facility;

    3) the effect of higher oil prices in Venezuela - where contract terms with the national oil company provide Anadarko with specific amounts of revenues that are converted to volume equivalents at prevailing market prices, giving Anadarko lower oil volumes when prices increase; and

    4) the completion of cost recovery in Algeria. Anadarko previously had been reimbursed for earlier exploration spending with additional barrels of oil production.



    North American natural gas volumes of 1.7 billion cubic feet (Bcf) per day were 6 percent lower than a year earlier due to a 10 percent decline in U.S. production, partly offset by a 12 percent increase in production from Western Canada. Anadarko's realized average natural gas price in the first quarter of 2003 was $4.62 per thousand cubic feet (Mcf) - more than double that of the year-earlier period.
    Oil production in the first quarter was 173,000 barrels a day - 18 percent lower than a year earlier - as a result of the factors mentioned above. Realized oil prices, meanwhile, were 54 percent higher than a year ago, at $28.59 per barrel.
    "We expect production volumes to build each quarter throughout the year, as we bring on additional production in the Gulf of Mexico, Canada, Qatar and the Lower 48," Allison said. "Total volumes in the fourth quarter of this year should be about 20 percent higher than in the first quarter," he noted.
    "We're still expecting 2003 volumes to be about 5 percent higher than last year's volumes, adjusting for the effect of our 2002 property sales. Next year's volumes are forecast to increase 12 percent over 2003 levels," Allison said.

    FIRST QUARTER 2003 OPERATING HIGHLIGHTS

    -- In the Gulf of Mexico, Anadarko made a natural gas discovery at its Jubilee prospect, the first well in Anadarko's Eastern Gulf exploration program. The Atwater Valley 349 No. 1 well was drilled in 8,800 feet of water to a target depth of 18,310 feet and encountered 83 feet of net pay. Although the company has not yet determined proved reserves, the estimated recovery is expected to be 40 million to 50 million BOE. The company believes Jubilee could be commercially produced when hub facilities are established in the area.


        Anadarko also authorized construction of an $86 million production platform for its Tarantula subsalt discovery on South Timbalier Block 308. The platform will have a capacity of 100 million cubic feet (MMcf) per day of natural gas and 30,000 barrels per day of oil. First production is expected in the fourth quarter of 2004.

        Anadarko holds a 100 percent working interest in both fields.



    -- In North Louisiana, average daily gross natural gas production from the Vernon area increased from the fourth quarter of 2002 by 26 percent to 120 MMcf per day in the first quarter of 2003. First-quarter drilling focused on extending the Vernon field boundaries and developing the "sweet spots." Among the standout wells drilled during the quarter was the Smith 9-1 in the northwest portion of the field, which tested at 11.5 MMcf of gas per day. Anadarko has a 97.7 percent working interest in that well. Four others also tested at rates between 8 MMcf and 10 MMcf per day. Several offsets are planned.

    -- In Algeria, Anadarko and partners Sonatrach, Maersk and Eni-Lasmo announced the partnership's second oil discovery since resuming exploration in October 2002 on Block 404 in the Berkine Basin. The SFSW-1 discovery well was drilled to a total depth of 10,637 feet and encountered 36 feet of net oil pay in the TAGI reservoir. It tested at a rate of 2,689 barrels per day of 47 degree API gravity oil and 4.72 MMcf per day of gas.

    -- In Canada, Anadarko announced a natural gas discovery in the Saddle Hills area of Alberta, increasing proved reserves by over 40 Bcf of gas from this multi-zone play. The Saddle Hills 15-34-75-7W6 discovery well, drilled into the Devonian, flowed at a rate of 15.9 MMcf per day of gas. With this 100 percent-owned well online and other activity this year, total gas production from Saddle Hills increased to 80 MMcf per day, compared with just 2 MMcf per day a year earlier.

    FINANCIAL DATA

    Three pages of summary financial data for the first quarter of 2003 follow, as well as one page providing detailed financial guidance for the second quarter and full year 2003. In addition, another page summarizes the company's current hedge positions for the second quarter of 2003 and for the remainder of 2003 and 2004.

    CAPITAL BUDGET INCREASE

    The Board of Directors has approved a $200 million increase in the company's 2003 capital budget, which will enable Anadarko to accelerate its exploration program in the Gulf of Mexico, Algeria and Canada and more aggressively develop key producing fields in Canada and East Texas. This increase, about three-quarters of which will go toward exploration, will raise Anadarko's capital budget to $2.5 billion.

    EARNINGS GUIDANCE

    Anadarko expects to earn $289 million, or $1.15 per share (diluted) for the second quarter of 2003, with expected cash flow from operating activities of $710 million. The expected average number of diluted shares outstanding is 252 million.
    For the full year, the company expects earnings of $1.39 billion, or $5.51 per share (diluted) and cash flow from operating activities of $3.16 billion. The expected average number of diluted shares outstanding is 253 million.
    Second-quarter and full year 2003 estimates of shares outstanding reflect the redemption on April 15, 2003, of the company's Zero Coupon Convertible Debentures due 2020. Anadarko paid $556.46 per debenture, reflecting the issue price plus accrued interest as of the redemption date, which is equivalent to $47.85 per share under the conversion provisions.

    Price Assumptions

    Anadarko's 2003 estimates assume average NYMEX oil prices of $27 per barrel for the second quarter, dropping to $25 per barrel for the remainder of the year, with a full-year average of $27.75 per barrel. The company's NYMEX natural gas price estimate is $5 per Mcf both for the second quarter and the remainder of the year, with a full-year average of $5.40 per Mcf.
    To determine realized prices, Anadarko used these estimates, plus or minus an expected price "differential" for each of the company's major producing areas, and any adjustment for hedge positions.
    For 2003, Anadarko has hedged approximately 51 percent of its natural gas production for the second quarter and 45 percent for July through December. About 32 percent of Anadarko's oil production is hedged through December 2003. The hedge positions are under both fixed-price transactions and "collared" transactions, which use price ceilings and floors to help ensure sales prices within a determined range.

    Volume Assumptions

    Oil and gas sales volumes are expected to total 48 million BOE in the second quarter. Full-year 2003 sales volumes are expected to total 200 million BOE.

    EARNINGS CONFERENCE CALL TODAY AT 9:30 A.M. CDT, 10:30 A.M. EDT

    Anadarko will host an earnings conference call today at 9:30 a.m. Central Daylight Time (10:30 a.m. Eastern Daylight Time) to discuss first quarter 2003 results and the company's outlook for the remainder of the year. The dial-in number is 913/981-4901, and the confirmation number is 243168. For complete instructions on how to participate in the conference call and to view additional information that will be presented during the call, visit our website at www.anadarko.com.

    ANADARKO OPERATIONS REPORT

    For more details on Anadarko's operations, please refer to the comprehensive report on individual wells drilled during the first quarter. The report will be available this morning at www.anadarko.com on the Investor Relations page.

    Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies.
Houston-based Anadarko is active in the U.S., Canada, Algeria, Qatar and Venezuela and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's
(SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.


                    Anadarko Petroleum Corporation

                                                   Quarter Ended
Summary Financial Information                         March 31
                                              ------------------------
$ and shares in millions                         2003         2002
----------------------------------------------------------------------
Revenues
----------------------------------------------------------------------
Gas sales                                            $708        $368
Oil and condensate sales                              445         353
Natural gas liquids sales                              85          43
Other sales                                            19          26
----------------------------------------------------------------------
Total                                               1,257         790
----------------------------------------------------------------------
Costs and Expenses
----------------------------------------------------------------------
Operating expenses                                    176         183
Administrative and general                             88          72
Depreciation, depletion and amortization              290         267
Other taxes                                            75          56
Impairments related to oil and gas properties           5           8
----------------------------------------------------------------------
Total                                                 634         586
----------------------------------------------------------------------
Operating Income                                      623         204
----------------------------------------------------------------------
Other (Income) Expense
----------------------------------------------------------------------
Interest expense                                       60          49
Other (income) expense                                (37)         23
----------------------------------------------------------------------
Total                                                  23          72
----------------------------------------------------------------------
Income before Income Taxes                            600         132
----------------------------------------------------------------------
Income Tax Expense                                    228          43
----------------------------------------------------------------------
Net Income Before Cumulative Effect of Change
 in Accounting Principle                             $372         $89
----------------------------------------------------------------------
Preferred Stock Dividends                               1           1
----------------------------------------------------------------------
Net Income Available to Common Stockholders
 Before Cumulative Effect of Change in
 Accounting Principle                                $371         $88
----------------------------------------------------------------------
Cumulative Effect of Change in Accounting
 Principle                                             47           -
----------------------------------------------------------------------
Net Income Available to Common Stockholders          $418         $88
----------------------------------------------------------------------
Per Common Share
----------------------------------------------------------------------
Net income - before change in accounting
 principle - basic                                  $1.49       $0.35
Net income - before change in accounting
 principle - diluted                                $1.45       $0.34
Change in accounting principle - basic              $0.19          $-
Change in accounting principle - diluted            $0.18          $-
Net income - basic                                  $1.68       $0.35
Net income - diluted                                $1.63       $0.34
----------------------------------------------------------------------
Average Number of Common Shares Outstanding -
 Basic                                                249         248
----------------------------------------------------------------------
Average Number of Common Shares Outstanding -
 Diluted                                              258         263
----------------------------------------------------------------------

                    Anadarko Petroleum Corporation

                                                   Quarter Ended
Summary Financial Information                         March 31
                                              ------------------------
$ in millions                                    2003        2002
----------------------------------------------------------------------
Cash Flow from Operating Activities
----------------------------------------------------------------------
Net income before cumulative effect of change
 in accounting principle                            $372          $89
Depreciation, depletion and amortization             290          267
Amortization of restricted stock                       3            5
Interest expense - zero coupon debentures              3            3
Deferred income taxes                                154            9
Impairments related to oil and gas properties          5            8
Other non-cash items                                 (33)          18
----------------------------------------------------------------------
                                                     794          399
(Increase) decrease in accounts receivable          (266)         114
Increase (decrease) in accounts payable and
 accrued expenses                                    273         (104)
Other items - net                                    (96)           9
----------------------------------------------------------------------
Net Cash Provided by Operating Activities           $705         $418
----------------------------------------------------------------------

----------------------------------------------------------------------
Capital Expenditures
----------------------------------------------------------------------
Capital spending                                    $537         $732
Capitalized interest                                  34           38
Capitalized overhead                                  52           43
----------------------------------------------------------------------
Total                                               $623         $813
----------------------------------------------------------------------

                                               March 31,  December 31,
                                                 2003        2002
----------------------------------------------------------------------
Condensed Balance Sheet
----------------------------------------------------------------------
Current assets                                    $1,604       $1,280
Net properties and equipment                      15,904       15,098
Other assets                                         444          436
Goodwill                                           1,451        1,434
----------------------------------------------------------------------
Total Assets                                     $19,403      $18,248
----------------------------------------------------------------------
Current liabilities                               $2,099       $1,861
Long-term debt                                     5,171        5,171
Other long-term liabilities                        4,682        4,244
Stockholders' equity                               7,451        6,972
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity       $19,403      $18,248
----------------------------------------------------------------------
Capitalization
----------------------------------------------------------------------
Total debt                                        $5,425       $5,471
Stockholders' equity                               7,451        6,972
----------------------------------------------------------------------
Total                                            $12,876      $12,443
----------------------------------------------------------------------
Capitalization Ratios
----------------------------------------------------------------------
Total debt                                            42%          44%
Stockholders' equity                                  58%          56%
----------------------------------------------------------------------

                    Anadarko Petroleum Corporation

                                                        Quarter Ended
Volumes and Prices                                         March 31
                                                        --------------
                                                         2003   2002
----------------------------------------------------------------------
Natural Gas
----------------------------------------------------------------------
United States
----------------------------------------------------------------------
Volumes, billion cubic feet                                118    131
Average daily volumes, million cubic feet per day        1,316  1,458
Price per thousand cubic feet                            $4.51  $2.23
----------------------------------------------------------------------
Canada
----------------------------------------------------------------------
Volumes, billion cubic feet                                 35     31
Average daily volumes, million cubic feet per day          389    347
Price per thousand cubic feet                            $4.99  $2.39
----------------------------------------------------------------------
Total
----------------------------------------------------------------------
Volumes, billion cubic feet                                153    162
Average daily volumes, million cubic feet per day        1,705  1,805
Price per thousand cubic feet                            $4.62  $2.26
----------------------------------------------------------------------
Crude Oil and Condensate
----------------------------------------------------------------------
United States
----------------------------------------------------------------------
Volumes, million barrels                                     9      9
Average daily volumes, thousand barrels per day             92     91
Price per barrel                                        $27.84 $18.99
----------------------------------------------------------------------
Canada
----------------------------------------------------------------------
Volumes, million barrels                                     2      3
Average daily volumes, thousand barrels per day             17     38
Price per barrel                                        $27.41 $16.18
----------------------------------------------------------------------
Algeria
----------------------------------------------------------------------
Volumes, million barrels                                     4      5
Average daily volumes, thousand barrels per day             48     59
Price per barrel                                        $31.82 $20.62
----------------------------------------------------------------------
Other International
----------------------------------------------------------------------
Volumes, million barrels                                     1      2
Average daily volumes, thousand barrels per day             16     24
Price per barrel                                        $24.51 $15.38
----------------------------------------------------------------------
Total
----------------------------------------------------------------------
Volumes, million barrels                                    16     19
Average daily volumes, thousand barrels per day            173    212
Price per barrel                                        $28.59 $18.54
----------------------------------------------------------------------
Natural Gas Liquids
----------------------------------------------------------------------
Total
----------------------------------------------------------------------
Volumes, million barrels                                     4      4
Average daily volumes, thousand barrels per day             41     40
Price per barrel                                        $23.12 $11.83
----------------------------------------------------------------------
Total Barrels of Oil Equivalent (BOE)
----------------------------------------------------------------------
Volumes, million BOE                                        45     50
Average daily volumes, thousand BOE per day                498    553
----------------------------------------------------------------------

                    Anadarko Petroleum Corporation
                         Second Quarter 2003
                      Financial Model - Guidance

                                1st Quarter          2nd Quarter
                                  Actuals              Forecast
                            -------------------- --------------------
                               $MM     $/ Share     $MM     $/ Share
                            ------- ------------ ------- ------------
Net Income                    $418        $1.63    $289        $1.15
Cash Flow from Operating
 Activities                   $705                 $710
---------------------------------------------------------------------
Price Deck (NYMEX)                      ($/Unit)             ($/Unit)
 Crude Oil ($/Bbl)                       $33.87               $27.00
 Natural Gas ($/Mcf)                      $6.59                $5.00
 Natural Gas Liquids (% of
  NYMEX Oil)                                 68%                  68%
---------------------------------------------------------------------
                                       Price                Price
                                    Differential         Differential
                            Volumes   ($ / Unit) Volumes   ($ / Unit)
                            ------- ------------ ------- ------------
Total Sales (MMBOE)             45                   48

Crude Oil (MBbl/d):            173       $(5.28)    192       $(2.91)
 United States                  92       $(6.03)     95       $(2.78)
 Canada                         17       $(6.46)     15       $(3.00)
 Algeria                        48       $(2.05)     59       $(1.44)
 Other International            16       $(9.36)     23       $(7.14)

Natural Gas (MMcf/d):        1,705       $(1.98)  1,770       $(0.76)
 United States               1,316       $(2.09)  1,377       $(0.74)
 Canada                        389       $(1.60)    393       $(0.85)

Natural Gas Liquids
 (MBbl/d):                      41                   38
 United States                  39                   36
 Canada                          2                    2
---------------------------------------------------------------------
                               $MM                  $MM
                            -------              -------
Other Revenues:
 Marketing Margin (Sales -
  Costs)                        $3                  $14
 Minerals and Other            $16                  $17

                               $MM    $ / BOE       $MM    $ / BOE
                            ------- ------------ ------- ------------
Costs and Expenses:
 Operating Costs              $176        $3.94    $199        $4.17
 Administrative and General    $88                  $85
 Depreciation, Depletion and
  Amortization                $290        $6.49    $313        $6.54
 Impairments of Oil and Gas
  Properties                    $5                   $-
 Production and Other Taxes
  (% of Rev)                   $75          5.9%    $69          6.0%
---------------------------------------------------------------------
                               $MM                  $MM
                            -------              -------
Other Items:
 Interest Expense(a)           $60                  $62
 Other (Income) Expense       $(37)                  $6
---------------------------------------------------------------------
Federal Tax Rate                             38%                  38%
 Deferred Taxes (% of Total
  Taxes)                                     66%                  59%
---------------------------------------------------------------------
Average Shares Outstanding
 (MM)
 Basic                                      249                  250
 Diluted                                    258                  252
---------------------------------------------------------------------
Capital Investment Program    $623                 $652
 Capital Budget (Estimated)   $537                 $569
 Capitalized Direct Expenses   $52                  $49
 Capitalized Interest          $34                  $34

                                                       Total Year
                                                        Forecast
                                                  --------------------

                                                     $MM     $/ Share
                                                  -------   ----------
Net Income                                        $1,392        $5.51
Cash Flow from Operating Activities               $3,160
----------------------------------------------------------------------
Price Deck (NYMEX)                                            ($/Unit)
Crude Oil ($/Bbl)                                              $27.75
Natural Gas ($/Mcf)                                             $5.40
Natural Gas Liquids (% of NYMEX Oil)                               72%
----------------------------------------------------------------------
                                                             Price
                                                          Differential
                                                  Volumes   ($ / Unit)
                                                  ------- ------------
Total Sales (MMBOE)                                  200

Crude Oil (MBbl/d):                                  200       $(3.33)
 United States                                        96       $(2.92)
 Canada                                               16       $(3.32)
 Algeria                                              63       $(2.17)
 Other International                                  25       $(7.86)

Natural Gas (MMcf/d):                              1,867       $(1.06)
 United States                                     1,443       $(1.06)
 Canada                                              424       $(1.07)

Natural Gas Liquids (MBbl/d):                         37
 United States                                        35
 Canada                                                2
----------------------------------------------------------------------
                                                     $MM
                                                  -------
Other Revenues:
 Marketing Margin (Sales - Costs)                    $45
 Minerals and Other                                  $64

                                                     $MM    $ / BOE
                                                  -------  -----------
Costs and Expenses:
 Operating Costs                                    $789        $3.94
 Administrative and General                         $339
 Depreciation, Depletion and  Amortization        $1,301        $6.50
 Impairments of Oil and Gas Properties               $50
 Production and Other Taxes (% of Rev)               282          5.6%
----------------------------------------------------------------------
                                                     $MM
                                                  -------
Other Items:
 Interest Expense(a)                                $225
 Other (Income) Expense                             $(17)
----------------------------------------------------------------------
Federal Tax Rate                                                   37%
 Deferred Taxes (% of Total Taxes)                                 59%
----------------------------------------------------------------------
Average Shares Outstanding (MM)
 Basic                                                            249
 Diluted                                                          253
----------------------------------------------------------------------
Capital Investment Program                        $2,500
 Capital Budget (Estimated)                       $2,158
 Capitalized Direct Expenses                        $204
 Capitalized Interest                               $138

(a) Interest expense for the second quarter and full year includes $8 million of accelerated debt issuance cost amortization associated with the redemption of the convertible debentures in April.

                    Anadarko Petroleum Corporation
                            Hedge Position
                         As of April 25, 2003

                                       Fixed and
                                       Physical
                                       Contracts     2- Way Collars
----------------------------------------------------------------------
                                            NYMEX
                                    Volume  Price Volume Floor Ceiling
----------------------------------------------------------------------
Crude Oil                            Bbl/d  $/Bbl  Bbl/d $/Bbl  $/Bbl
----------------------------------------------------------------------
United States
 2nd Qtr 2003                       14,000 $25.39      -    $-     $-
 3rd Qtr 2003                       14,000 $25.39      -    $-     $-
 4th Qtr 2003                       14,000 $25.39      -    $-     $-
 Remainder Yr 2003                  14,000 $25.39      -    $-     $-

 Total Yr 2004                       8,000 $23.09      -    $-     $-

Canada
 2nd Qtr 2003                          659 $23.80      -    $-     $-
 3rd Qtr 2003                            -     $-      -    $-     $-
 4th Qtr 2003                            -     $-      -    $-     $-
 Remainder Yr 2003                     218 $23.80      -    $-     $-

 Total Yr 2004                           -     $-      -    $-     $-

Algeria

Total Yr 2004                            -     $-      -    $-     $-
----------------------------------------------------------------------
Total
 2nd Qtr 2003                       14,659 $25.32      -    $-     $-
 3rd Qtr 2003                       14,000 $25.39      -    $-     $-
 4th Qtr 2003                       14,000 $25.39      -    $-     $-
 Remainder Yr 2003                  14,200 $25.36      -    $-     $-

 Total Yr 2004                       8,000 $23.09      -    $-     $-
----------------------------------------------------------------------
Natural Gas                         MMcf/d  $/Mcf MMcf/d $/Mcf  $/Mcf
----------------------------------------------------------------------
United States
 2nd Qtr 2003                        200.0  $3.89  236.3 $4.70  $5.59
 3rd Qtr 2003                        430.0  $4.44    6.2 $3.00  $5.00
 4th Qtr 2003                        430.0  $4.44    6.2 $3.00  $5.00
 Remainder Yr 2003                   353.9  $4.33   82.3 $4.62  $5.56

 Total Yr 2004                       200.0  $3.88    6.2 $3.00  $5.00

Canada
 2nd Qtr 2003                         68.2  $3.37      -    $-     $-
 3rd Qtr 2003                         68.2  $3.37      -    $-     $-
 4th Qtr 2003                         65.1  $3.24      -    $-     $-
 Remainder Yr 2003                    67.1  $3.33      -    $-     $-

 Total Yr 2004                        58.9  $3.19      -    $-     $-
----------------------------------------------------------------------
Total
 2nd Qtr 2003                        268.2  $3.76  236.3 $4.70  $5.59
 3rd Qtr 2003                        498.2  $4.29    6.2 $3.00  $5.00
 4th Qtr 2003                        495.1  $4.28    6.2 $3.00  $5.00
 Remainder Yr 2003                   421.0  $4.17   82.3 $4.62  $5.56

 Total Yr 2004                       258.9  $3.72    6.2 $3.00  $5.00

                                                                 All
                                          3- Way Collars       Hedges
----------------------------------------------------------------------
                                                 Pur-
                                           Sold chased
                                   Volume Floor Floor  Ceiling Volume
----------------------------------------------------------------------
Crude Oil                           Bbl/d  $/Bbl  $/Bbl  $/Bbl  Bbl/d
----------------------------------------------------------------------
United States
 2nd Qtr 2003                      53,000 $18.62 $23.81 $27.39 67,000
 3rd Qtr 2003                      53,000 $18.62 $23.81 $27.39 67,000
 4th Qtr 2003                      53,000 $18.62 $23.81 $27.39 67,000
 Remainder Yr 2003                 53,000 $18.62 $23.81 $27.39 67,000

 Total Yr 2004                                                  8,000

Canada
 2nd Qtr 2003                           -     $-     $-     $-    659
 3rd Qtr 2003                           -     $-     $-     $-      -
 4th Qtr 2003                           -     $-     $-     $-      -
 Remainder Yr 2003                      -     $-     $-     $-    218

 Total Yr 2004                          -     $-     $-     $-      -

Algeria

Total Yr 2004                      20,000 $18.00 $22.00 $28.07 20,000
----------------------------------------------------------------------
Total
 2nd Qtr 2003                      53,000 $18.62 $23.81 $27.39 67,659
 3rd Qtr 2003                      53,000 $18.62 $23.81 $27.39 67,000
 4th Qtr 2003                      53,000 $18.62 $23.81 $27.39 67,000
 Remainder Yr 2003                 53,000 $18.62 $23.81 $27.39 67,200

 Total Yr 2004                     20,000 $18.00 $22.00 $28.07 28,000
----------------------------------------------------------------------
Natural Gas                        MMcf/d  $/Mcf  $/Mcf  $/Mcf MMcf/d
----------------------------------------------------------------------
United States
 2nd Qtr 2003                       398.8  $2.91  $3.97  $5.01  835.1
 3rd Qtr 2003                       398.8  $2.91  $3.97  $5.01  835.0
 4th Qtr 2003                       398.8  $2.91  $3.97  $5.01  835.0
 Remainder Yr 2003                  398.8  $2.91  $3.97  $5.01  835.0

 Total Yr 2004                      268.8  $2.67  $3.65  $5.30  475.0

Canada
 2nd Qtr 2003                           -     $-     $-     $-   68.2
 3rd Qtr 2003                           -     $-     $-     $-   68.2
 4th Qtr 2003                           -     $-     $-     $-   65.1
 Remainder Yr 2003                      -     $-     $-     $-   67.1

 Total Yr 2004                          -     $-     $-     $-   58.9
----------------------------------------------------------------------
Total
 2nd Qtr 2003                       398.8  $2.91  $3.97  $5.01  903.3
 3rd Qtr 2003                       398.8  $2.91  $3.97  $5.01  903.2
 4th Qtr 2003                       398.8  $2.91  $3.97  $5.01  900.1
 Remainder Yr 2003                  398.8  $2.91  $3.97  $5.01  902.1

 Total Yr 2004                      268.8  $2.67  $3.65  $5.30  533.9



    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832/636-1203
             teresa_wong@anadarko.com
             or
             Anne Vincent, 832/636-8368
             anne_vincent@anadarko.com
             or
             Lee Warren, 832/636-3321
             lee_warren@anadarko.com
             or
             Investor Contacts:
             Paul Taylor, 832/636-3471
             paul_taylor@anadarko.com
             or
             David Larson, 832/636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832/636-3326
             stewart_lawrence@anadarko.com